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Kohl’s has filed a preliminary proxy statement and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2021 Annual Meeting of shareholders (the “Preliminary Proxy Statement” and such meeting the “2021 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Details concerning the nominees of Kohl’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE 2021 ANNUAL MEETING, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the Preliminary Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.

Kohls Corp (KSS) Presents at Bank of America Consumer & Retail Technology Broker Conference Call - (Transcript)

Mar. 09, 2021 1:35 PM ET

Kohls Corp (NYSE:KSS) Bank of America Consumer & Retail Technology Conference March 9, 2021 10:30 AM ET

Company Participants

Michelle Gass - CEO & Director

Jill Timm - Senior EVP & CFO

Conference Call Participants

Lorraine Hutchinson - Bank of America Merrill Lynch

Lorraine Hutchinson

Thank you. Welcome, everybody. We're happy to have the management team from Kohl's here with us this morning. We have Michelle Gass and Jill Timm here for a fireside chat. Before we start, I wanted to turn it over to Michelle for some quick introductory comments. Michelle, welcome. Thanks for coming.

Michelle Gass

Thanks, Lorraine. It's great to be here. Well, I'll make this brief because I know you have -- I'm sure you have plenty of questions. But yes, as we shared last week, we are pleased with the progress that we made the last sequential quarters in terms of both seeing our sales improve and, importantly, our profitability enhanced. And we enter 2021 with momentum. We have a lot of great plans ahead of us. You're beginning to see the traction, like I said, on both the top and the bottom line and many bold moves, I think the biggest being, of course, our very noteworthy partnership with Sephora which we absolutely believe will be a game changer for us.

Just to back up, Lorraine, back last October, we did share with all of you our new strategic blueprint. And importantly, this is about accelerating our top line, and as I was just saying, doing that in a more profitable way. We shared our objective to get to 7% to 8% operating margin. We have comprehensive plans that we are driving to achieve that, both in terms of gross margin and expense management. On the gross margin side, it's things like sourcing and supply chain transformation and how we price and promote our goods. And then on the expense control, it's around labor, it's about marketing transformation and technology being big ones.

And as I was just saying, we're already beginning to see the traction, which gives us great confidence as we move into 2021 and beyond. But for us, it's both. It's both driving the top line, like I said, through our Sephora partnership, through our expansion into a broader and deeper assortment in active and expanding that to outdoor and athleisure with new brands. Importantly, it's reigniting the growth on women's. And then underpinning all of this is our very strong omnichannel capabilities, both our healthy store base as well as our digital business, which will continue to be relevant to consumers well past the pandemic. So pleased to be here and look forward to your questions, Lorraine.

Question-and-Answer Session

Q - Lorraine Hutchinson

Thanks, Michelle. So look, there are many sales drivers planned, including Sephora, FLX, and some new national brand launches. In order of magnitude, could you discuss the largest drivers of sales growth for the next few years?

Michelle Gass

Yes, you bet. So to build on some of my opening remarks, I would say the biggest game changer we have in front of us is Sephora. I mean we have been underrepresented in beauty for a long time. That's no secret. And 70% of our customers are female. They've been telling us they want beauty, a better beauty experience from Kohl's. And even on what has been an under-penetrated business, we've seen that sales growth accelerate, up 40% over the last few years.

For us, it really is such a complementary partnership. What Kohl's brings clearly is an amazing omnichannel platform. So 65 million customers, 95% of our close to 1,200 stores being off-mall, reaching that new customer for Sephora, where today they can't reach, our store overlap is very, very small. And for Kohl's, it's not only building a very big beauty business, but it's also attracting a new younger customer to Kohl's. And we fully expect that we will see a halo effect across the store, and it's why, frankly, we're transforming the store as well, taking all of what's great from Kohl's today but then making sure it's relevant for the customer of today and for tomorrow. But make no mistake, this is one of the biggest, newest different moves that we've ever had to accelerate our top line.

In terms of the specifics, we'll start with 200 stores this fall and then rapidly get to 850 over the next few years. I do think, importantly, the shift on online, so our entire beauty experience online on August 1 will go to Sephora. So I also think that, that's a big opportunity. So Sephora, number one.

Number two, it is the continued opportunity with active. Now we have a lot of evidence that our customers want active from Kohl's. And that business has more than doubled over the last 5 years. It's 20% of our business today. We have been testing over the last couple of years an expanded assortment in our stores, 150-plus stores and so leaning into that in a much bolder way. And that's with brands we have today, very successful partnerships with the three top brands: Nike, adidas, Under Armour; expanding the assortment; expanding categories like Big & Tall, plus, girls, kids, those are all incremental opportunities for us, getting elevated product from them. And at a time where they have actually pulled back in a lot of their wholesale distribution, they're leaning forward with us. They're going to innovate with us, and we're a very important channel for them.

And then thinking about active in its broadest sense. I mean that's why our strategy is about being the retailer of choice for the active and casual lifestyle. It's a lifestyle. So this takes us into athleisure. It takes us into outdoor. It's what people are wearing just in their everyday lives. So that's where, Lorraine, to your mention, of a new brand like FLX, which is really in that kind of athleisure, you can even wear it to work. It's very comfortable. The products are made with sustainable materials. And so it's comfort and function at the same time, and that's white space for us. And so we're introducing that very, very shortly. You can already find it online, and it's coming to our stores soon. And that's been in the works for well over a year. And then complementing that with outdoor. So we'll continue to build on brands like Columbia, but importantly, in the announcement of Eddie Bauer. We just brought in Lands' End, off to a great start.

So Sephora and beauty, active, outdoor, the next thing I'd point to is the reigniting the growth in the women's business. And we're making bolder moves today than we ever have in our history around women's. In terms of the brand portfolio, we used the last year, and it was about a year ago where we announced -- we have to completely reinvent and transform. This is not about incremental moves in women.

So we restructured the team. We leveraged some of our top leaders inside the company with proven track records as well as bringing in new women leadership who have deep, deep experience in the female business, in the women's business. And then the first thing we did is said, okay, we are going to exit the downtrending brand. So we've exited more than 10 brands, and we've brought in new ones, and we're doing different kinds of merchandising. So I'm sure we'll be talking about that more, but we're beginning to see the green shoots of that effort even as recent as last quarter.

And then lastly, what I would say is just the constant innovation in our very strong omnichannel platform. So continuing to look for ways to fuel our very healthy store base. We shared on the call last week that even during a pandemic in 2020, where part of that time the stores were closed, 95% of our stores were cash flow positive. So it just points to the health of our stores at a time where lots of retailers have really struggled or have had to close stores, and we're not in that position. And it's always been a competitive advantage for us to be off-mall. It's even more so today.

You can combine that with our digital channel and the success we've had this year, navigating this unusual time, the investments we've made the last couple of years and then I think, importantly, for Kohl's, how we bring those capabilities together. And one of the things we know from the research we do with our customers is our customers who shop multiple channels, they are our most loyal customers. They shop 4 to 6x a single channel shopper. So taking advantage of having the customer experience any way they can shop at Kohl's.

So many of these initiatives, we're beginning to see the green shoots. We got some big ones ahead like Sephora, and that really carries us for the next couple of years to help us meet our vision, our growth objectives as well as our margin expectations.

Lorraine Hutchinson

I wanted to follow up on Sephora and ask for any more details you can share about the partnership, how big it will be online starting in August. And then maybe just stepping down, how big could beauty be as a percentage of your mix long term?

Michelle Gass

Well, it's a very small part of our mix today, and we expect it's going to be significant. I don't know that, with our CFO on the call, she'll let me declare a number. But let's just say, we have very high hopes. And if you look at how other retailers penetrate in beauty, you know that we're underrepresented. So it's both beauty itself as well as the halo effect that I was mentioning with 70% of our customers being female and attracting that new customer.

So just to go a little deeper around the Sephora partnership. I would say, first of all, we've been working with them now for quite some time, several months. Now we're into execution, and it's coming to life really, really well. I couldn't be more excited. I had the opportunity to walk a bit of a mock-up last week in one of our local labs here. And it is going to be a real Sephora store. Make no mistake. It's 2,500 square feet. A lot of thought is being put into the brands, the merchandising, the balance of categories from color to skin to fragrance, et cetera. And as you know, Sephora is -- they're the best in the world on how to curate brands and have those familiar favorites but also bring that level of discovery. And I think it's going to be more and more important, both online and especially in-store, as customers return to store.

We have secured all the brands that we want. We are going to have more than 100 brands to debut when curtains go up. And as I said, it's sort of some of the familiar brands you'd expect as well as the ones that they are curating and will be very consistent with what you would find in a standalone Sephora shop, a very immersive, high-touch experience with trained beauty associates. And many of these brands are exclusive to Sephora as well, so really give that point of difference.

We've talked about our asset in being off-mall, and our omnichannel platform was the key reason why Sephora saw Kohl's as a great opportunity to extend their reach. So again, we're looking forward to inviting a lot of new younger customers because the store overlap is so minimal that now that experience is going to be, in many customers' neighborhoods where they didn't have that access before. And while online clearly is an opportunity, it is today, there is something really experiential about going into a beauty destination and seeing the color firsthand. And let me tell you, things like lighting and all of those things are critically important, and we're going to make sure that, that experience comes to life in a way that's appropriate for this new experience.

So the store process is taking shape. And as I said, 200 doors going live this fall, 850 over the next 3 years. And then on August 1, that is also a big kind of flip the switch and you're going on kohls.com, and you see this extraordinary Sephora experience. And they and we see how much of an opportunity that is. And then over time, as we penetrate more and more stores, having opportunities around BOPUS and curbside, again, those were capabilities that Sephora team was really excited about. So you've got the shop, 2,500 square feet. It's going to be right as you walk into the store. So really transforming and up-leveling the entire experience.

As you know, Lorraine, we're creating branding outside. So we are going to be very loud in promoting about this. We want people to know there's a Sephora inside the Kohl's. So where we can and have that second door, they'll be beautiful branding so that you get that immersive experience right as you walk in. Some of our stores, we don't have that, but there'll be external signage on the wall. So we feel like we're set up. And then beyond that, the teams are working hard on what the marketing debut is going to be like to make sure, again, as we go live, both digitally and in those stores that we are reaching new customers.

Lorraine Hutchinson

Great. And you discussed women as a key focus, and there's a lot of change in that department. How much of the newness have you been able to test? And how do you make sure you don't alienate your core customer as you launch all these new brands and products?

Michelle Gass

Yes. It's a very good question because what we have to keep in mind is that we serve a broad demographic. So while it is critically important for us to reach this new younger customer through things like Sephora, the Calvin Klein launch, et cetera, that we also have to hold on to our base. And so there's many ways we do that, including things like our loyalty program.

As it relates to our women's business, we do a lot of testing, and we also have a lot of data. So one of the advantages we have with 65 million customers and such high penetration on our credit card, our successful loyalty program, we can dive into the analytics and see what they're buying and what's in their basket. And when we made the big move to exit 10 brands, it was really about those brands downtrending and understanding where there was maybe redundancy to other brands. So offering a much more clear brand portfolio was a big premise to this.

And then in terms of testing, I mean, we're testing all the time, whether that's in our stores or online. We also use tools like first insights that give us insights into what silhouettes, what new products, colors and, et cetera, and that's become a great tool for our product development team. All of those things go into deciding how we're going to evolve the portfolio. And so while we looked at insights around what is downtrending and no longer relevant for the customer today, we also saw what was trending. And so for our brands, like if I take in the more younger contemporary side of the business, the brand SO, as an example. The team is doubling down on that, and it performed really well in the back half of the year, especially Q4.

So we know that business. It's athleisure. It's got a little more fashion to it. So we have the evidence, customers are responding. I would say, similarly, our flagship brand, SONOMA, we're going to make that bigger and more relevant, and that is something that, again, in Q4 was a positive comp for women's, doubling down on that business. The team has taken Nine West and made -- and casualized that in the spirit of our vision, making that even more casual. That's resonating.

So to me, I mean, around women's, it's being true to this overall vision we have, active casual. And let's not forget, active and athleisure is a big part of that, and we're seeing that work really well. So just like we're expanding that category across the store. Women's will benefit from that in our core women's business as well as extending in areas like the plus side of things. Our intimates business is a strength of Kohl's. That's part of the women's category, and that's been doing well, continues to perform well. We have really strong share there. Introduction of Calvin Klein intimates will only further our leading destination from an intimate standpoint.

And then, like I said, just offering that customer a lot more clarity, shopability and having brands that have a stronger point of view than I think where we needed to be a couple of years ago. So I'm optimistic we're seeing that business improve as we speak. We're encouraged by Q4, but it's going to take some time. But the team is really focused, and we'll be agile. And as things work, we'll lean into those. As things don't work, we'll pivot. We have a lot more flexibility today than we've ever had in our history on the brands.

Lorraine Hutchinson

And 2020 was a year with significant disruption to the industry. Where do you see the potential largest share gain opportunities for Kohl's?

Michelle Gass

Yes. It is--that's also a great question. Well, one thing we certainly have seen is that we have been able to take share in the more traditional department store sector. And I think, again, it speaks to what our assets are and our stores being off-mall, convenient, the investments we've made in omnichannel and digital, and curbside plays out really well with off-mall, a little more difficult in the mall.

But I think for Kohl's, it's really market share overall, and that starts with putting the customer first and understanding what's going to be relevant when they live their lives, and that's really what informed us as we shared our strategic framework on being this, the retailer of choice for the active and casual lifestyle. Those trends were happening going into the pandemic. They accelerated.

And Kohl's talking about active is not particularly new. I think what's new is how bold we're being. And I think you want us to say, okay, look at what actually Kohl's has credibility for, lean more into, so going from 20% of our business to 30% of our business. That's where the consumer is going. So in the spirit of market share, leaning to categories that are growing. And then the more we establish ourselves as that destination credibly, we're going to choose Kohl's over other things.

And I think back to market share, this omnichannel opportunity, for us, it's not stores or digital, it's both. And I think there's been lots of speculators to know, okay, well, even our business, we were 40% digital. Are people now going to say, "Okay, well, that's so convenient. I don't need to go to stores anymore." I think the opportunity for stores is being underestimated. I think people are going to feel like, "My God, I've been in my house for a year. I want to get out. I want to shop, and I want to experience things. I want discovery. I want to talk to them and feel close again."

And I think because we're convenient, as we've refreshed our brand portfolio, I think differentiating back to market share, differentiating in our brand portfolio with these exciting national brands and then a tighter, more focused private brand portfolio that does differentiate us versus mass. You're not finding Calvin Klein in the mass channels, as an example. So I think all of those things add to positioning Kohl's really well. I mean this is -- we're in a transformation.

I know, but it's a transformation that is informed with facts, with the momentum and investments we've made and then just taking those a lot further so that we can, as I said, fulfill this really relevant lifestyle of how people are living today more actively and more casually.

Lorraine Hutchinson

Okay. Just shifting to the loyalty program. You've made some changes there recently. Can you give us any feedback that you received from customers from the new relaunch?

Michelle Gass

Yes, you bet. Well, one thing to that context is we have a great loyalty program. So it's not like we were trying to fix anything per se. But when you have such strong penetration, and we think about loyalty as everything from promoting Kohl's Cash, from that to our rewards program, all the way to our Kohl's Charge program. And we had the highest penetration in our sector as it relates to our private credit card, the Kohl's Charge. And Kohl's Cash is iconic for Kohl's, and we have 30 million members in our Kohl's Rewards. So you add all those up. Number one, we wanted to make sure that we were evolving it and evolving it in the right way. So it makes it stronger as opposed to doing something having unintended consequences.

So we did pilot and test, just rolled out, and we're pleased. I mean this -- our objectives with our loyalty program was to more overtly link those things, the Kohl's Cash to loyalty rewards to Kohl's card gets customers up the ladder and make it a lot more simple to understand. I think in today's age, people just want things -- they want things easier. They want things simpler. So that's what we did with this loyalty program. It's all centered on Kohl's Cash. So we're not converting points to cash. That seems pretty small and tactical, but it makes simple. It's having small things like, at any given time on their receipt store. They can see what their Kohl's Cash balance is. They don't have to go hunting and looking for it. It's using the personalization capabilities that we've been investing in, Lorraine, in the last couple of years to more target offers and personalized content and do that through the loyalty program.

One of the side benefits that we've had with loyalty and focusing on it has been e-mail acquisition. Our e-mail file is the biggest it's ever been, and that allows us to reach customers a lot more efficiently as part of the marketing transformation we're making and how we do more with less. So our marketing spend was down significantly last quarter. Well, one of the reasons is leaning into digital and leaning into capabilities like e-mail, which has been a byproduct of things like loyalty. And the last thing I would say is that we're seeing great conversion, great acquisition. So this is, again, about long-term customer loyalty, keeping that business coming as well as getting new customers into the loyalty flywheel.

Lorraine Hutchinson

Sure. And just following up on the customer loyalty. I was curious how the conversion has been trending from the Amazon Returns business and if you've been able to convert those customers into loyalty customers.

Michelle Gass

Yes. You bet, Lorraine. So as we shared on the call, just this week, and this was really our first full year of having this program unscaled. We feel really good about the partnership and the program. It is accretive to sales. It is accretive to profit even in the short term. One of the benefits is that the new customer capture and how we hold on to them. So again, our data is really compelling. We acquired 2 million new customers. And as it relates to people coming in the store to return an Amazon item, we are seeing strong conversion, and that conversion is what actually increasing year-on-year now that we're anniversarying the program.

So we're doing everything. Our associates are really passionate about the program. Again, we're seeing that strengthen. And then importantly, to your point, bringing them into the loyalty life cycle so that we can hold on to them over time. But I think it's -- for us, Amazon has always been about, in the short term, benefiting from the traffic gain and driving that profitably. So I said, upside both in sales and profit, but then over the longer term, building that relationship with the customer and pleased with what we're seeing on both.

Lorraine Hutchinson

Jill, the first time we spoke when you took over as CFO, you told me that inventory management was going to be your main focus as you started. Obviously, a lot has changed over the past year. But can you just discuss some of the ways that you plan to permanently reduce inventory levels?

Jill Timm

Absolutely. So obviously, we just stated last week, we have a goal of getting our turns to 4x or more. And I think if you look back over time, when we've done that, and I like to use 2017 and 2018 as a prime example, we've actually increased our margins in total. We've been able to offset the cost of shipping headwinds. It makes us a much more efficient organization. So a lot of things that we're looking at is, obviously, we're starting from a clean place with inventory down 27% to start. We're coming from a clean place that we're able to go buy in a chase into the right items as we are going to go after the mid-teen sales in 2021.

A lot of what Michelle talked about, we are great editors. So we're putting more priority on the floor. We're not going to be putting so much in the talent. And so that's going to help us from a productivity perspective. We're also making investments in most productive categories. So beauty, obviously, [inaudible]; active, one of our highest-performing categories as well. And we're eliminating slower trending businesses like jewelry, fine jewelry, the dress, which was slowing, obviously, especially of late, given people aren't moving into that.

And so these are the fundamental changes that we're going to be able to make and then the investments of technology. So really getting towards to that dynamic allocation so we can allocate the goods to the channel much closer into demand so that way we can funnel the goods much closer in, also doing that instead of using pickup using more of a bulk scenario so we can then rightsize the colors as we're needed. So I think we are confident of the return numbers that we have out there. We know that really just underlines a lot of the margin expansion that we've committed to.

Lorraine Hutchinson

And can you just discuss some of your sourcing cost efforts? Where are the cost opportunities there? And what's the time frame to achieve that?

Jill Timm

Sure. So for example, back in February, we actually did a reorder across our merchant organization, and part of that was creating a center of excellence in our product area. And what we are seeing is the greatest source center of excellence that actually then allowed us to eliminate our reliance on third parties and give us more visibility into cost components. So we've had that team working through that, working with banners, working in the cost components and driving those numbers down through just really RFP-ing, negotiations. And so the $125 million to $175 million, you'll see happen by 2022. It's one of the things that we're negotiating now, the right day will come in. So that will benefit us in the latter part of 2020 and then into 2022.

Lorraine Hutchinson

Great. And then a part of the plan involves cutting marketing spending. What types of costs are you cutting there? Is there a risk that this hurts the sales trajectory?

Michelle Gass

Sure, Lorraine. So I'll take that one. So we are undergoing a significant transformation in the marketing area. And as we think about it, when we think about, historically, go back many years, we had a lot of print advertising in our marketing mix. And we've been studying this for some time because to your point, if you don't get it right, you can put the top line at risk. So the team has been testing, putting more into digital marketing, less into print, the combination of whether that's direct mail or newspaper inserts, that type of thing. And we're making big shifts as we speak. But like I said, all of this has been tested analytically. And we are very pleased with the results. I mean you saw us cut in the last quarter. Our marketing spend was down 18%, if memory serves me right.

And we see that efficiency continue. I mean as we've shared in our objectives, we expect to get our data as significantly lower, and that's based on going to a much more digitally based marketing spend, and we're doing that today. And as I mentioned earlier, it's things like even e-mail. More importantly, it's digital search. It's social media, and we've built internal capabilities on that front. So we have a fully functioning internal team that's driving things like search, which creates a lot of efficiencies and knowledge so that we can be really agile. And that is instrumental during the pandemic when we saw customer behaviors really shifting going deep into categories like home. Our teams were able to quickly pivot and go after that demand and do that efficiently.

So we see that continue, and it really is very much in the spirit of do more with less. And we think we'll be more impactful. We can do it in a tighter way. But know that all of this is -- has been proven and studied from the standpoint of Kohl's because we need to make sure -- we're a big company. We serve 65 million customers. And so it's important that we're reaching our customers in the right way. But I think Jill and I are both confident that we'll be able to do that now in -- going forward in a much more efficient way.

Lorraine Hutchinson

So you discussed your 7% to 8% long-term operating margin goal and said it's independent of sales reaching pre-COVID levels. When sales do recover, what do you view as the upside potential there for profitability given this more efficient business?

Jill Timm

So I definitely think as we grow sales in margin, it will obviously be much more efficient on the upside. So as we're working through what is obviously an uncertain time, we kind of say we think that will land around 40% digital penetration in '22 and '23, and we'll continue to grow. We expect -- and obviously, everything Michelle outlined in the first part of today's conversation is about growth. But we're doing that in a much more profitable manner. So if you think if this were able to take out, they're independent of sales growth. So one is marketing aid to us. It's going to be much more efficient. We're used to see us essentially spending flat dollars. We're really going to flex that on a much more efficient manner.

The technology savings that we've talked to, we were able to rebalance our internal/external mix, simplify our infrastructure, reduce some support service needs. Those are fixed costs that just go away. The corporate restructuring that we had done in 2020, $100 million of savings, not sales because it depends on where that can go. And so the thing is on store labor, we do run a really efficient, very big ones. And what we've done over the last couple of years is improve our products through that model, although not enough to always offset the wage pressures that we've seen. As we move to the self-service, we're able to take out some of those necessary minimum needs of having someone to staff a service desk or having someone to be there to pick up your order. And so by able to automate some things, you're going to see us be much more efficient in that model with the goal of 25% of our transactions being self-serviced by 2023.

And if I think of just the margin items that we just talked about, inventory turn showing we can improve that regardless of the sales model because we'd be more efficient, less clearance. The sourcing, the $125 million to $175 million out. That's not sales contingent. We know we're going to achieve that and then, of course, the supply chain transformation, which will be more in the 2022 range will help us offset some of those incremental costs. So I feel confident that regardless of the sales number, we can be much more efficient. But I also feel confident that everything we've outlined today should help us continue to grow the top line beyond 2019, and that will provide a much more efficient model, Lorraine.

Lorraine Hutchinson

Great. There's a shareholder letter calling for many changes, including a Board overhaul and a sale leaseback. Can you comment on your willingness to engage in any of these suggestions?

Michelle Gass

So first, Lorraine, what I would say is that we always look forward to engaging with our shareholders. Very, very open to ideas that help us improve the business and create shareholder value. As it relates to this set of investors, we have had constructive dialogue. We're looking forward to continuing to have dialogue with them and find common ground. I will say the recent news about the 9 director slate and more -- the takeover of the Board is not something we support. Our Board has been an agent of positive change. They have been instrumental in us driving this strategy and the investments we've made but, that said, continue to look forward to engaging in dialogue to drive shareholder value.

I will say in terms of the ideas that they shared, we're aligned with many of the ideas that they put forth. In fact, they're reflective in what we shared in our October strategy. There was one particular idea, as you mentioned, the sale leaseback that, as we sit here today, we're not in favor of. We think we have other alternatives that are more accretive to the value of the company. We're not opposed to sale leaseback. You saw us do that last year when we did need access to capital at a time where we are navigating a very tricky situation with the pandemic. But with interest rates, where they are today, it just really doesn't make sense to implement a sale leaseback. And as you know, we generate a lot of cash. So we have a strong balance sheet. We're always exploring ways to optimize the balance sheet, but that particular idea doesn't make sense for us.

Lorraine Hutchinson

And then can you update us on the fleet? You have been testing store remodel concepts with all the Planet Fitness. I think those were -- some are put on hold during COVID, but is this something you expect to restart?

Jill Timm

So I'd say first, we talked about our stores coming from a really healthy base. Last year, we talked about 99% of our stores being cash flow positive and over 90% of them generating $1 million of cash, even in the pandemic, we had 95% of our stores generating positive cash with the vast majority over $1 million. So we see this as really a key asset. And we leverage the store in different ways. We had 45% of our digital sales fulfilled from the stores in 2020. So we continue to evolve what this going to mean from a customer perspective.

We also know the store plus digital and omni customer is our most productive customer. They're 6x as productive as digital-only and 4x as active as store-only. So we continue to try to figure out how we can elevate the productivity of the chain and the likes of a Sephora partnership or the Amazon partnership that we talked about. Rightsizing is one of those tests as well. Is there a way that we would potentially want to give up some square footage because we benefit from the attractive -- the traffic generated from these partnerships? As you know, it's about 20-ish stores that we're testing here. It takes a little bit more time to test because we do just have to do construction. They have to do construction and then of course, decided in the middle of a pandemic so it's really hard to understand how successful these initiatives are.

But I think it just goes with the core strength that Michelle has talked to you about. We tested women's. We tested our loyalty program. We tested active. We're testing this as well, just to see if this is the best use of our real estate or are there other wins that you can continue to update the box carefully. So I think this is still to be TBD as we can get results on it, but I think it just goes in spirit that we continue to show on how we're using our cash differently.

Lorraine Hutchinson

And so I wanted to just follow up on the omnichannel point with digital now 40% of sales. Can you discuss how the channel shift impacts the business and how you're planning for this level or greater of digital penetration over the long term?

Jill Timm

Sure. I think underlying 2023 plan we just outlined, 40% is where we expect digital to be. Now we're happy with that, and we continue to grow. We'll flex, but that's kind of to give you a bracket of how we are looking at profitability. We do expect digital will be less penetrated in 2021 as stores open up. We expect the customer to come back to the store, as Michelle had mentioned earlier. And we don't expect it to sell gains. We just expect store growth to be this year, especially as we lap those store closures from those shifts.

So as we look forward, obviously, the shipping has been a headwind we've been talking to you about, we have kind of in the 20 to 30 basis points with having over 200 to 300 basis points increase in digital penetration. We expect we're going to continue to bring that number down, and a lot of that is going to be through our supply chain transformation efforts. It's the dynamic allocation of inventory to make sure we're putting it in the right channel based on consumer demand much more real-time than you're seeing today.

It's updating sourcing logic today. So we try to keep it together. We want you to get one box. And so we source it from the place that's keeping it together. But in the future, we may look at sourcing logic to suggest that if we were going to -- if you were going to buy a black sweater from Kohl's, we should source it near your home. But maybe that black sweater isn't selling in Missouri. So we may ship it from Missouri to your home because there's a markdown liability in Missouri, and we're putting high sales with [inaudible].

And so we going to take the ecosystem of Kohl's for the most profitable way to deliver it to. Of course, the stores help us with speed. They help us leverage that inventory a little more productively because it gives us a chance to sell it, walk into shipment. So those are all things that will be considered in ecosystem as we move forward to offset these cost of shipping headwinds. In addition to that, we're obviously investing in the infrastructure, whether that would be EFC 6, which will be much more productive and automated. And so those are the things that we can also make that a more efficient channel.

Lorraine Hutchinson

And then with our last minute, I just wanted to ask you a quick ESG question. It's been increasingly top of mind for investors and you've been highlighted for your work on this. Can you just talk about some wins that Kohl's can connect -- continue to connect with the community and what you're excited about for '21?

Michelle Gass

Yes. Thanks, Lorraine, for the question. Yes, I'm really proud of the work that we've done over many years around ESG. And to your point, we've gotten recognized by numerous fantastic organizations, let it being named as one of the most ethical companies by Ethisphere, third year in a row on that one. For us, ESG is its broadest sense, right? It's what we do around the environment as an operator. We -- some of the things that we can really make a difference is how we do run our operations, so around greenhouse gas emissions, recycling and the like. It's around -- in the spirit of how we source our products and goals like getting to 100% sustainably sourced cotton by 2025, and then our accelerated efforts around diversity. So we have a very significant diversity and inclusion initiative. We just put out our strategies around that in terms of what we do for our associates, our customers and the community at large.

I think one of the biggest things that we can do for the community is how we source our goods. And as an example, we've set the goal of doubling our sourcing from diverse vendors. So that just gives you a flavor in a minute, but we continue to be very, very committed to do our part around social responsibility. It's important to our customers and all of our stakeholders.

Lorraine Hutchinson

Great. Well, thank you. It looks like we're out of time. But Michelle, Jill, we really appreciate you being here, and good luck with your plan for 2021.

Jill Timm

Thanks, Lorraine.

Michelle Gass

Thanks, Lorraine. Take care.